SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Endwave Corporation

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ENDWAVE CORPORATION
130 Baytech Drive
San Jose, California 95134
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On July 22, 2009
Dear Stockholder:
     You are cordially invited to attend the Annual Meeting of Stockholders of Endwave Corporation, a Delaware corporation. The meeting will be held on Wednesday, July 22 at 8:00 a.m. local time at 130 Baytech Drive, San Jose, California, for the following purposes:
1.	To elect our Board of Director’s two nominees as directors to hold office until the 2012 Annual Meeting of Stockholders and their successors are duly elected and qualified;

2.	To ratify the selection by the Audit Committee of the Board of Directors of Burr, Pilger & Mayer LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3.	To conduct any other business properly brought before the meeting.
     These items of business are more fully described in the Proxy Statement accompanying this Notice.
     The record date for the Annual Meeting is May 29, 2009. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
     We will not mail printed proxy materials to most of our stockholders. If you are one of these stockholders, you will have received a notice informing you of the availability of proxy materials and also providing you with instructions on how to vote your shares. Certain of our stockholders, including all stockholders of record and all stockholders that have elected to receive printed proxy materials will receive a printed set of proxy materials and a printed proxy card. All stockholders will have the ability to access the proxy materials electronically. We intend to commence mailing to all of our stockholders either a notice or printed proxy materials on or about June 12, 2009.

By Order of the Board of Directors

Curt P. Sacks
Corporate Secretary

San Jose, California
June 8, 2009

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote your shares either by voting electronically or by completing and returning a proxy card as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held
on July 22, 2009 at 8:00 a.m. local time at 130 Baytech Drive, San Jose, California.
The proxy materials are available electronically at https://materials.proxyvote.com/29264A.

ENDWAVE CORPORATION
130 Baytech Drive
San Jose, California 95134
PROXY STATEMENT
FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS
July 22, 2009
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive either a Notice of Internet Availability of Proxy Materials or printed proxy materials in the mail?
     We will not mail printed proxy materials to most of our stockholders. If you are one of these stockholders, you will have received a Notice of Internet Availability of Proxy Materials (the “Notice”) informing you of the availability of proxy materials and also providing you with instructions on how to vote your shares. Certain of our stockholders, including all stockholders of record and all stockholders that have elected to receive printed proxy materials will receive a printed set of proxy materials and a printed proxy card. All stockholders will have the ability to access the proxy materials electronically. We intend to commence mailing to all of our stockholders either a notice or printed proxy materials on or about June 12, 2009.
          We have made these proxy materials available because the Board of Directors of Endwave Corporation (sometimes referred to as the “Company” or “Endwave”) is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may follow the voting instructions in the Notice or simply complete, sign and return the printed proxy card that you received.
How do I attend the annual meeting?
          The meeting will be held on Wednesday, July 22 at 8:00 a.m. local time at 130 Baytech Drive, San Jose, California. Information on how to vote in person at the annual meeting is discussed below.
Who can vote at the annual meeting?
          Only stockholders of record at the close of business on May 29, 2009 will be entitled to vote at the annual meeting. On this record date, there were 9,492,689 shares of common stock and 300,000 shares of Series B Preferred Stock outstanding and entitled to vote.
          Stockholder of Record: Shares Registered in Your Name
          If on May 29, 2009 your shares were registered directly in your name with Endwave’s transfer agent, Computershare Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.
          Beneficial Owner: Shares Registered in the Name of a Broker or Bank
          If on May 29, 2009 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

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          Most beneficial owners will have received a copy of the Notice in the mail. The Notice will provide you with instructions on accessing proxy materials electronically, requesting written proxy materials if you desire and voting your shares. Please follow the instructions in the Notice to ensure your vote is counted.
          Some beneficial owners will have received printed proxy materials and a printed proxy card in lieu of the Notice. If that is the case, simply complete and mail the proxy card to ensure your vote is counted, or follow any other instructions on the proxy card.
What am I voting on?
          There are two matters scheduled for a vote:
•	Election of our Board of Director’s two nominees as directors to hold office until the 2012 Annual Meeting of Stockholders and their successors are duly elected and qualified; and

•	Ratification of Burr, Pilger & Mayer LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.
What if another matter is properly brought before the meeting?
          The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
          You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:
          Stockholder of Record: Shares Registered in Your Name
          If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.
•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.
          Beneficial Owner: Shares Registered in the Name of Broker or Bank
          Most beneficial owners will have received a copy of the Notice in the mail. The Notice will provide you with instructions on accessing proxy materials electronically, requesting written proxy materials if you desire and voting your shares. Please follow the instructions in the Notice to ensure your vote is counted.
          Some beneficial owners will have received printed proxy materials and a printed proxy card in lieu of the Notice. If that is the case, simply complete and mail the proxy card to ensure your vote is counted, or follow any other instructions on the proxy card.
          To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

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How many votes do I have?
          On each matter to be voted upon, you have one vote for each share of common stock and ten votes for each share of Series B Preferred Stock you owned as of May 29, 2009.
What if I return a proxy card but do not make specific choices?
          If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of both nominees for director and “For” the ratification of the selection of Burr, Pilger & Mayer LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
          We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice or set of proxy materials?
          If you receive more than one Notice or set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials or the Notice, as applicable, to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
          Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:
•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to Endwave’s Corporate Secretary at 130 Baytech Drive, San Jose, California 95134.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals due for next year’s annual meeting?
          To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by February 12, 2010, to our Corporate Secretary at 130 Baytech Drive, San Jose, California 95134. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so no earlier than March 24, 2010 and no later than by April 23, 2010, or within such other period as is specified in our bylaws. You are advised to review our bylaws, which contain additional requirements concerning stockholder proposals and director nominations.
How are votes counted?
          Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For,” “Withhold” and “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the

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vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.
          If you are the beneficial owner of shares held by your broker as your nominee and you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered “routine” under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held by it in the absence of your voting instructions. Non-discretionary items are proposals considered “non-routine” under the rules of the NYSE, including those involving a contest or a matter that may substantially affect the rights or privileges of shareholders, such as mergers or shareholder proposals. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.
How many votes are needed to approve each proposal?
•	For Proposal No. 1, the election of two directors, the two nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of such directors will be elected. Only votes “For” or “Withheld” will affect the outcome. Broker non-votes will have no effect.

•	To be approved, Proposal No. 2, the ratification of the selection of Burr, Pilger & Mayer LLP as our independent registered public accounting firm, must receive “For” votes from the holders of a majority of votes present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.
What is the quorum requirement?
          A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding votes entitled to vote at the meeting are represented by stockholders present at the meeting or by proxy. On the record date, there were 9,492,689 shares of common stock and 300,000 shares of Series B Preferred Stock, representing 3,000,000 votes, outstanding and entitled to vote. Thus, the holders of 6,246,345 votes must be present in person or represented by proxy at the meeting to have a quorum.
          Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the Chairman of the Meeting or the holders of a majority of votes present at the meeting in person or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the annual meeting?
          Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the fiscal quarter ending September 30, 2009.
Are proxy materials available on the internet?
          Proxy materials are available at https://materials.proxyvote.com/29264A.

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Proposal 1
Election Of Directors
          Our Board of Directors (the “Board”) is divided into three classes, with each class having a three-year term. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting; except that the holders of our Series B Preferred Stock, voting separately as a class, are entitled to elect one director.
          Unless the Board determines otherwise, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. This includes vacancies created by an increase in the number of directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the authorized number of directors on the Board) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and has qualified or until the director’s death, resignation or removal.
          The Board presently has six members. Each of the nominees named below is currently a director of Endwave who was previously elected by our stockholders. There are two directors in the class whose term of office expires in 2009. If elected at the annual meeting, each nominee would serve until the 2012 Annual Meeting of Stockholders and until his successor is elected and has qualified, or until the director’s death, resignation or removal. It is our policy to encourage directors and nominees for director to attend the annual meeting. All current directors who were serving as directors at the time of the 2008 Annual Meeting of Stockholders attended the 2008 Annual Meeting of Stockholders.
          Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that the nominees should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominees as the Board may propose. The persons nominated for election have agreed to serve if elected, and the Board has no reason to believe that these nominees will be unable to serve.
          The following is a brief biography of each nominee and each director whose term will continue after the annual meeting. The age specified for each director is as of June 12, 2009.
Nominees for Election for a Three-year Term Expiring at the 2012 Annual Meeting of Stockholders
          Edward A. Keible
          Mr. Keible, age 65, has served as our President and Chief Executive Officer and as a director since January 1994. From 1973 until 1993, Mr. Keible held various positions at Raychem Corporation, a materials science company, culminating in the position of Senior Vice President with specific oversight of Raychem’s International and Electronics Groups. Mr. Keible holds a B.A. in engineering sciences and a B.E. and an M.E. in materials science from Dartmouth College and an M.B.A. from Harvard Business School. Mr. Keible served as a member of the Board of Directors of TechAmerica, formerly the American Electronics Association, until May 2009.
          Edward C.V. Winn
          Mr. Winn, age 70, has served as director of Endwave since July 2000. From March 1992 to January 2000, Mr. Winn served in various capacities with TriQuint Semiconductor, Inc., a semiconductor manufacturer, most recently as Executive Vice President, Finance and Administration and Chief Financial Officer. Previously, Mr. Winn served in various capacities with Avantek, Inc., a microwave component and subsystem manufacturer, most recently as Product Group Vice President. Mr. Winn received a B.S. in Physics from Rensselaer Polytechnic Institute and an M.B.A. from Harvard Business School. Mr. Winn serves as a member of the Board of Directors of Volterra Semiconductor Corporation.
The Board Of Directors Recommends
A Vote In Favor Of Each Named Nominee.

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Directors Continuing in Office Until the 2010 Annual Meeting of Stockholders
          Joseph Lazzara
          Mr. Lazzara, age 57, has served as a director of Endwave since February 2004. From September 2006 to March 2008, Mr. Lazzara served as the Vice Chairman and a director of Omron Scientific Technologies, Inc. (formerly known as Scientific Technologies, Inc. (NASDAQ: STIZ)), a manufacturer of machine safeguarding products and automation sensors acquired by Omron Corporation, a publicly traded Japanese corporation in September 2006. Prior to the acquisition of Scientific Technologies, Mr. Lazzara served as the Chief Executive Officer between June 1993 and September 2006, as the President of Scientific Technologies between 1989 and 2006 and as the Treasurer and a director of Scientific Technologies between 1984 and 2006. From 2006, Mr. Lazzara has also served as the Vice Chairman and Director of Automation Products Group, Inc., a privately held manufacturer of automation sensors. Mr. Lazzara served as a Vice President of Scientific Technologies between September 1984 and June 1989. He also served as Treasurer and a director of Scientific Technologies’ parent company, Scientific Technology Incorporation, from 1981 and 2006. Prior to 1981, Mr. Lazzara was employed by Hewlett-Packard Company, a global technology solutions provider, in Process and Engineering Management. Mr. Lazzara received a B.S. in Engineering from Purdue University and an M.B.A. from Santa Clara University.
          Eric D. Stonestrom
          Mr. Stonestrom, age 47, has served as a director of Endwave since July 2006. Mr. Stonestrom is currently President and Chief Executive Officer of Airspan Networks, a supplier of broadband wireless equipment. Mr. Stonestrom joined Airspan at its inception in January 1998 as Executive Vice President and Chief Operating Officer. In May 1998, he was named Airspan’s President and Chief Executive Officer as well as a member of the Board of Directors. From 1995 to January 1998, Mr. Stonestrom was employed by DSC Communications Corporation as a Vice President of operating divisions, including the Airspan product line. From 1984 until 1995, Mr. Stonestrom worked at Bell Laboratories and AT&T in a variety of positions. He received B.S., M.S. and M. Eng. degrees in 1982, 1983 and 1984, respectively, from the College of Engineering at the University of California at Berkeley.
Directors Continuing in Office Until the 2011 Annual Meeting of Stockholders
          John F. McGrath, Jr.
          Mr. McGrath, age 44, has served as a director of Endwave since January 2005. Mr. McGrath is currently the Vice President and Chief Financial Officer for Network Equipment Technologies, a manufacturer of data networking equipment for government and enterprise applications, a position he has held since 2001. Prior to joining Network Equipment Technologies, Mr. McGrath was an independent consultant to enterprise software firm Niku Corporation. From 1997 to 2000, Mr. McGrath served in various financial capacities at Aspect Communications, including as Vice President of Finance and Director of Finance for Europe, Middle East and Africa. Prior to that, he was Director of Finance for TCSI Corporation. From 1986 to 1991, Mr. McGrath worked as a Manager in the High Technology/Manufacturing Group at Ernst & Young LLP. Mr. McGrath holds a B.S. in Accounting from the University of Wyoming and an M.B.A. from the Stanford Graduate School of Business and is a registered C.P.A. in the state of California. Mr. McGrath serves as a member of the Board of Directors of the Presidio Fund, a publicly traded mutual fund and Actel Corporation.
          Wade Meyercord
          Mr. Meyercord, age 68, has served as a director of Endwave since March 2004. From 1987 to present, Mr. Meyercord has served as President of Meyercord and Associates, a consulting firm specializing in board of directors and executive compensation. From 1999 to 2002, Mr. Meyercord served as Senior Vice President and Chief Financial Officer of RioPort.com, Inc., a company that delivers an integrated, secure platform for acquiring, managing and experiencing music and spoken audio programming from the Internet. From 1998 to 1999, Mr. Meyercord Served as Senior Vice President, e-commerce of Diamond Multimedia. Prior to 1998, Mr. Meyercord held various management and/or executive level positions with Read-Rite Corporation, Memorex Corporation and IBM Corporation. Mr. Meyercord received a B.S. in mechanical engineering from Purdue University and an M.B.A. in engineering administration from Syracuse University. Mr. Meyercord serves as a member of the Board of Directors of Microchip and California Micro Devices.

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Meetings of the Board of Directors
          The Board met five times during 2008. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member.
Independence of the Board of Directors
          As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of our Board of Directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect time to time.
          Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and Endwave, its senior management and its independent auditors, the Board has affirmatively determined that the following five directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mr. Winn, Mr. Meyercord, Mr. Lazzara, Mr. McGrath and Mr. Stonestrom. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with Endwave. Mr. Keible, our President and Chief Executive Officer, is not an independent director by virtue of his employment with us.
          As required under applicable Nasdaq listing standards, in 2008, our independent directors met five times in regularly scheduled executive sessions at which only independent directors were present. Each executive session was led by Mr. Winn. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Endwave Corporation at 130 Baytech Drive, San Jose, California 95134. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chairman of the Board or the Chairpersons of the Audit, Compensation, or Nominating and Governance Committees.
Information Regarding the Board of Directors and Its Committees
          The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The following table provides membership and meeting information for fiscal 2008 for each of the Board committees:

Nominating and
Name	Audit		Compensation		Governance

Edward A. Keible, Jr.
Joseph Lazzara	X		X		X *
John F. McGrath, Jr.	X	*
Wade Meyercord			X	*	X
Eric D. Stonestrom			X		X
Edward C.V. Winn	X		X		X

Total meetings in fiscal 2008	9		2		2

*	Committee Chairperson
          Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate, to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable rules and regulations regarding

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“independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to us.
Audit Committee
          The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee is composed of three non-employee directors: Messrs. Lazzara, McGrath (Chairman) and Winn. The Audit Committee has adopted a written charter that is available to stockholders on our website at www.endwave.com.
          The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has also determined that each of Mr. Winn and Mr. McGrath qualifies as an “audit committee financial expert,” as defined in applicable rules promulgated by the Securities and Exchange Commission, or the SEC. The Board made a qualitative assessment of each of Mr. Winn’s and Mr. McGrath’s level of knowledge and experience based on a number of factors, including their respective formal education and experience as chief financial officers for public reporting companies.
Compensation Committee
          The Compensation Committee of our Board of Directors reviews and approves our overall compensation strategy and policies. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and approves the compensation and other terms of employment of our Chief Executive Officer; reviews and approves the compensation and other terms of employment of our other officers; and administers our stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs. The Compensation Committee is composed of four non-employee directors: Messrs. Lazzara, Meyercord (Chairman), Stonestrom and Winn. All current members of our Compensation Committee are independent within the meaning of Rule 4200(a)(15) of the NASDAQ listing standards. The Compensation Committee has adopted a written charter that is available to stockholders on our website at www.endwave.com.
          The responsibilities of the Compensation Committee, as stated in its charter, include the following:
•	developing compensation policies that will attract and retain the highest quality executives, that will clearly articulate the relationship of corporate performance to executive compensation and will reward executives for Endwave’s progress;

•	proposing to the Board of Directors the adoption, amendment and termination of stock option plans, stock appreciation rights plans, pension and profit sharing plan, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans and other similar plans;

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•	granting rights, participation and interests in such plans to eligible participants, subject in certain cases to ratification by the Board; and

•	reviewing and approving such other compensation matters as may be necessary or appropriate in view of the Compensation Committee’s overall responsibility.
          Our Compensation Committee plays an integral role in setting executive officer compensation each year. In the first quarter of each year, our Compensation Committee holds a regular meeting in which our Chief Executive Officer and Chief Financial Officer review with the Compensation Committee Endwave’s financial and business performance for the previous year and management’s business outlook and operating plan for the current year. In reviewing the prior year’s performance, the Compensation Committee compares our performance to the financial and operational goals set for such year and the bonus targets. In this meeting, the Chief Executive Officer also reviews with the Compensation Committee his assessment of the individual performance of each executive officer, including his own performance, according to a variety of qualitative performance criteria and salary and bonus trends. In addition, during the fourth quarter of each year, the Chairman of the Compensation Committee discusses with the full Board, recent data and current trends in equity ownership programs for comparable companies. Taking into account the information conveyed and discussed at these meetings and the recommendations of our Chief Executive Officer, the Compensation Committee then determines, subject in some cases to ratification by the full Board of Directors:
•	the amount of bonus to be awarded to each executive officer in respect of the prior year’s performance;

•	whether to raise, lower or maintain the executive officer’s base salary for the current year;

•	the bonus targets to be set for the executive officers for the current year; and

•	option grants, if any, to be awarded to each executive officer.
          Each year, the Compensation Committee also reviews with management our Compensation Discussion and Analysis (“CD&A”) and considers whether to recommend that it be included in proxy statements and other filings.
Nominating and Governance Committee
          The Nominating and Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as our directors consistent with criteria approved by the Board; reviewing and evaluating incumbent directors, recommending candidates for election to the Board of Directors; making recommendations to the Board regarding the membership of the committees of the Board; and assessing the performance of management and our Board of Directors. The Nominating and Governance Committee is composed of four non-employee directors: Messrs. Lazzara (Chairman), Meyercord, Stonestrom and Winn. All members of the Nominating and Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Governance Committee has adopted a written charter that is available to stockholders on our website and www.endwave.com.
          The Nominating and Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements and having the highest personal and professional integrity and ethics. The Nominating and Governance Committee will seriously consider only those candidates who have demonstrated exceptional ability and judgment and who are expected to be effective, in connection with the other nominees to the Board, in providing the skills and expertise appropriate for us and serving the long-term interests of our stockholders. However, the Nominating and Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Governance Committee considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of Endwave and the Board, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews such directors’ overall service to Endwave during their term, including the number of meetings attended, level of participation, quality of performance, and any other

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relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable rules and regulations promulgated by the SEC and the advice of counsel, if necessary. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. In fiscal 2008, the Nominating and Governance Committee paid no fees to any outside entity or director to assist in the process of identifying or evaluating director candidates.
          The Nominating and Governance Committee will consider any qualified director candidates recommended by stockholders. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Governance Committee at 130 Baytech Drive, San Jose, California 95134 no sooner than 120 days and no later than 90 days prior to the first anniversary of the most recent Annual Meeting of Stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Stockholder Communications With The Board
          The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Corporate Secretary of Endwave Corporation at 130 Baytech Drive, San Jose, California 95134. These communications will be reviewed by one or more employees of the Company designated by the Board, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). The screening procedures have been approved by a majority of the independent Directors of the Board. All communications directed to the Audit Committee in accordance with our Code of Business Conduct and Ethics that relate to questionable accounting or auditing matters involving Endwave will be promptly and directly forwarded to the Audit Committee without screening.
Code Of Business Conduct and Ethics
          We have adopted the Endwave Corporation Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Endwave Corporation Code of Business Conduct and Ethics is available on our website at www.endwave.com. We will post on our website any amendments to this code or any waivers of this code that apply to directors or executive officers.

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REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1
          The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2008 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged With Governance, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Audit Committee Mr. John F. McGrath (Chairperson) Mr. Joseph Lazzara Mr. Edward C. V. Winn

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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Proposal 2
Ratification Of Selection Of Independent Registered Public Accounting Firm
          The Audit Committee of the Board of Directors has selected Burr, Pilger & Mayer LLP (“BPM”) as our independent registered public accounting firm for the fiscal year ending December 31, 2009 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. BPM has audited our financial statements since 2005. Representatives of BPM are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
          Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of BPM as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of BPM to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Endwave and its stockholders.
          The affirmative vote of the holders of a majority of the votes present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of BPM. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
Independent Registered Accounting Firm’s Fees
          The following table shows the fees paid or accrued by Endwave for the audit and other services provided by BPM for fiscal 2007 and 2008 (in thousands):

	2007	2008
Audit Fees(1)	$543	$382
Audit-Related Fees(2)	13	—
Tax Fees	—	—
All Other Fees	—	—

Total	$556	$382

(1)	Audit fees represent fees for professional services provided in connection with the audit of our annual consolidated financial statements, review of our quarterly condensed consolidated financial statements and services that are normally provided by Burr, Pilger & Mayer LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported above under audit fees. The services provided for the fees disclosed under this category include due diligence and accounting consultations in connection with acquisitions.
Independence of Independent Registered Public Accounting Firm and Pre-Approval Policy
          Our Audit Committee has determined that the provision by BPM of non-audit services is compatible with maintaining the independence of BPM. The Audit Committee has adopted a policy for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services for up to $5,000. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of

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services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. During fiscal 2008, all services provided by BPM were pre-approved by the Audit Committee.
The Board Of Directors Recommends
A Vote In Favor Of Proposal 2.

14.

Security Ownership Of
Certain Beneficial Owners And Management
     The following table sets forth certain information regarding the ownership of our common stock as of May 15, 2009 by: (i) each of our named executive officers; (ii) each director; (iii) our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Except as otherwise indicated, the address of each of the persons set forth below is c/o Endwave Corporation, 130 Baytech Drive, San Jose, California 95134.

	Shares Beneficially Owned(1)
			Series B Preferred
	Common Stock		Stock
Name and Address	Number	Percent(2)	Number	Percent(2)
Entities affiliated with Oak Management	3,000,000	24.08%	300,000	100.00%
Corporation, XI, LLC(3) One Gorham Island Westport, CT 06880
Entities affiliated with Potomac Capital	1,516,586	16.03
Management(4) 825 Third Avenue New York, NY 10022
Entities affiliated with EagleRock	1,217,682	12.87
Capital Management(5) 551 Fifth Avenue, 34th Floor New York, NY 10176
Pate Capital Partners, LP(6)	700,000	7.40
555 Montgomery Street, Ste. 603 San Francisco, CA 94111
Entities affiliated with Dimensional	704,245	7.45
Fund Advisors LP(7) 1299 Ocean Ave. Santa Monica, CA 90401
Entities affiliated with Portolan Capital Management, LLC (8)	437,369	4.62
George McCabe 2 International Place, FL 26 Boston, MA 02110
Edward A. Keible, Jr.(9)	668,911	7.07
John J. Mikulsky(10)	328,182	3.47
Brett W. Wallace(11)	246,081	2.60
Daniel P. Teuthorn(12)	138,773	1.47
Steven F. Layton(13)	140,627	1.49
David M. Hall(14)	167,833	1.77
Edward C.V. Winn(15)	37,364	*
Joseph J. Lazzara(16)	43,716	*
John F. McGrath, Jr.(15)	43,966	*
Wade Meyercord(15)	43,016	*
Eric Stonestrom(15)	32,249	*
All directors and executive officers as a group (11 persons)(17)	1,890,718	19.99

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*	Less than one percent.

(1)	This table is based upon information supplied to us by our officers, directors and principal stockholders and upon any Schedules 13D or 13G filed with the Securities and Exchange. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)	Applicable percentages are based on 9,458,575 shares outstanding on May 15, 2009, adjusted as required by rules promulgated by the Securities and Exchange Commission.

(3)	300,000 shares of Series B Stock are held of record by Oak Investment Partners XI, Limited Partnership, a Delaware limited partnership (“Oak Investment Partners XI,”). Oak Associates XI LLC, a Delaware limited liability company (“Oak Associates XI”), is the general partner of Oak Investment Partners XI and as such may be deemed to beneficially own the shares held by Oak Investment XI. Oak Management Corporation, a Delaware corporation (“Oak Management”), is the investment advisor to Oak Investment Partners XI and as such may be deemed to beneficially own the shares held by Oak Investment XI. Bandel L. Carano, Gerald R. Gallagher, Edward F. Glassmeyer, Fredric W. Harman, Ann H. Lamont and David B. Walrod are general partners, managing members, shareholders, directors and/or officers of Oak Investment XI and as such may be deemed to beneficially own the shares held by Oak Investment XI. The number of shares of Series B Stock previously beneficially owned by Oak Investment XI for 90,000 shares of Series B Stock expired on April 26, 2009. The number of shares beneficially owned by Oak Investment XI includes 3,000,000 shares of common issuable within 60 days of the date of this table upon conversion of 300,000 shares of Series B Stock beneficially owned by Oak Investment XI.

(4)	Potomac Capital Partners LP is a private investment partnership formed under the laws of the State of Delaware. Potomac Capital Management LLC is the General Partner of Potomac Capital Partners LP. Mr. Paul J. Solit is the Managing Member of Potomac Capital Management LLC.

(5)	The shares are held by EagleRock Master Fund, L.P. (“ERMF”) and EagleRock Institutional Partners LP (“ERIP”). EagleRock Capital Management, LLC (“EagleRock”) is the investment manager of ERMF and ERIP and has sole power to vote and dispose of the shares held by ERMF and ERIP and may be deemed to beneficially own such shares. Nader Tavakoli is the Manager of EagleRock and may direct the voting and disposition of the shares held by ERMF and ERIP and may be deemed to beneficially own such shares.

(6)	The shares are beneficially held by Pate Capital Partners, LP . Bruce A. Pate, General Partner has the sole power to vote or direct the vote of said shares. In addition, Mr. Bruce A. Pate has the sole power to dispose or to direct the disposition of said shares.

(7)	Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors, Inc.) (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds”. In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Issuer described in this schedule that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. Mr. Christopher Crossan, Global Chief Compliance Officer, is a General Partner of Dimensional Holdings Inc.

(8)	Portolan Capital Management, LLC, an unregistered investment adviser beneficially own directly shares of common stock of the Issuer in its capacity as investment manager for various clients, and indirectly by George McCabe, the Manager of Portolan Capital Management, LLC. Portolan Capital Management, LLC and Mr. McCabe are sometimes individually referred to herein as a “Reporting Person” and collectively as the “Reporting Persons.”

(9)	Includes 526,313 shares issuable upon exercise of options exercisable within 60 days of the date of this table. If exercised in full within 60 days of the date of this table, 275,343 shares would be subject to repurchase by us. Also includes 142,598 shares held by the Keible Family Trust, of which Mr. Keible is co-trustee.

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(10)	Includes 259,677 shares issuable upon exercise of options exercisable within 60 days of the date of this table. If exercised in full within 60 days of the date of this table, 121,564 shares would be subject to repurchase by us. Also includes 600 shares owned by Mr. Mikulsky’s daughter.

(11)	Includes 240,000 shares issuable upon exercise of options exercisable within 60 days of the date of this table. If exercised in full within 60 days of the date of this table, 107,500 shares would be subject to repurchase by us.

(12)	Includes 112,501 shares issuable upon exercise of options exercisable within 60 days of the date of this table. If exercised in full within 60 days of the date of this table, 54,983 shares would be subject to repurchase by us.

(13)	Includes 137,324 shares issuable upon exercise of options exercisable within 60 days of the date of this table. If exercised in full within 60 days of the date of this table, 60,783 shares would be subject to repurchase by us.

(14)	Includes 155,000 shares issuable upon exercise of options exercisable within 60 days of the date of this table. If exercised in full within 60 days of the date of this table, 55,314 shares would be subject to repurchase by us.

(15)	Represents shares issuable upon exercise of options exercisable within 60 days of the date of this table.

(16)	Includes 42,716 shares issuable upon exercise of options exercisable within 60 days of the date of this table. Also includes 1,000 shares owned jointly by Joseph J. and Nancy B. Lazzara.

(17)	See footnotes 9 through 16 above, as applicable. Includes 1,630,126 shares issuable upon exercise of options exercisable within 60 days of the date of this table. If exercised in full within 60 days of the date of this table, 675,487 shares would be subject to a repurchase right by us.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
     To our knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that one report, covering four transactions, was filed late by Potomac Capital Management, LLC and four reports, covering 33 transactions, were filed late by EagleRock Capital Management, LLC.

17.

Compensation
Overview
     Our primary objectives with respect to executive compensation are to attract and retain the best possible executive talent, to link annual cash compensation and long-term stock-based compensation to achievement of measurable corporate goals and individual performance, and to align executives’ incentives with stockholder value creation. To achieve these objectives, we have implemented and maintain compensation plans that tie a substantial portion of executives’ overall compensation to our financial performance and common stock price. Overall, the total compensation opportunity is intended to create an executive compensation program that is competitive with comparably-sized companies, as it is these companies with whom we compete most vigorously for executive and technical talent. We refer to these companies in this compensation discussion and analysis as comparable companies.
Role of Compensation Committee and Chief Executive Officer
     Our Compensation Committee approves, administers and interprets our executive compensation and benefit policies and plans. Our Compensation Committee is appointed by our Board of Directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. Our Compensation Committee is comprised of Mr. Wade Meyercord, Mr. Joseph J. Lazzara, Mr. Eric D. Stonestrom and Mr. Edward C.V. Winn. Our Compensation Committee is chaired by Mr. Meyercord, President of Meyercord and Associates, a consulting firm specializing in executive compensation.
     Our Compensation Committee has primary responsibility for ensuring that our executive compensation and benefit program is consistent with our compensation philosophy and corporate governance guidelines and is responsible for determining the executive compensation packages offered to our executive officers. The responsibilities of the Compensation Committee, as stated in its charter, include the following:
•	Developing compensation policies that will attract and retain the highest quality executives, will clearly articulate the relationship of corporate performance to executive compensation and will reward executives for Endwave’s progress;

•	Proposing to the Board of Directors the adoption, amendment and termination of stock option plans, stock appreciation rights plans, pension and profit sharing plan, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans and other similar plans;

•	Granting rights, participation and interests in such plans to eligible participants, subject in certain cases to ratification by the Board of Directors; and

•	Reviewing and approving such other compensation matters as may be necessary or appropriate in view of the Compensation Committee’s overall responsibility.
     Our Compensation Committee plays an integral role in setting executive officer compensation each year. During the fourth quarter of each year, the Chairman of the Compensation Committee discusses with the full Board recent data and current trends in equity ownership programs for comparable companies. In the first quarter of the following year, our Compensation Committee holds a regular meeting in which our Chief Executive Officer and Chief Financial Officer review with the Compensation Committee Endwave’s financial and business performance for the prior year and management’s business outlook and operating plan for the current year. In reviewing the prior year’s performance, the Compensation Committee compares our performance to the financial and operational goals set for such year and the bonus targets set for such year. In this meeting, the Chief Executive Officer also reviews with the Compensation Committee his assessment of the individual performance of each executive officer, including his own performance, according to a variety of qualitative performance criteria and salary and bonus trends. Taking into account the information conveyed and discussed at these meetings and the recommendations of our Chief Executive Officer, the Compensation Committee then determines, subject in some cases to ratification by the full Board of Directors:

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•	The amount of bonus to be awarded to each executive officer in respect of the prior year’s performance;

•	Whether to raise, lower or maintain the executive officer’s base salary for the current year;

•	The bonus targets to be set for the executive officers for the current year; and

•	Option grants, if any, to be awarded to each executive officer.
Each element of our executive compensation system is described in more detail below.
Comparable Company Comparisons
     Each year, the Compensation Committee reviews the executive compensation programs and amounts at comparable companies. Endwave’s total cash compensation packages, based on achievement of target bonuses at the 100% level, are designed to be at the median of total target cash compensation among comparable companies for median performance by comparable executives. Our equity compensation program is designed to provide a percentage ownership of Endwave that is comparable to the median percentage ownership among these comparable companies. However, the individual elements of our executive program (base salary, annual incentive compensation, equity compensation and benefits) may vary from group medians as the Compensation Committee or the Board of Directors deems appropriate.
     Since our initial public offering in 2000, the Compensation Committee has studied comparable companies to calibrate executive compensation. For this purpose, for 2008, the Compensation Committee looked at companies with more than $50 million but less than $200 million in annual revenues as described in the quarterly executive salary survey published by Radford Surveys + Consulting, a unit of Aon Consulting (“Radford”). We believe this survey is appropriate for benchmarking executive compensation because: the companies surveyed are similar in size, both in terms of revenues and market capitalization, to Endwave; Endwave competes with many of the surveyed companies for executive and technical talent; and companies in the indices are selected independently by Radford. We do not benchmark our executive compensation solely against companies in our industry because few of our competitors are close to our size. Most of our competitors are very large, diversified companies or very small, privately-held companies. Rather, we focus on the companies with whom we compete most vigorously for executive and technical talent.
Elements of Executive Compensation
     Our executive compensation consists of base salary, annual cash incentive, equity plan participation and customary broad-based employee benefits. Consistent with our pay for performance philosophy, the Compensation Committee believes that we can better motivate executive officers to enhance stockholder return if a relatively large portion of their compensation is “at risk”— that is, contingent upon the achievement of performance objectives and overall strong company performance. The mix of base salary, annual cash bonus opportunity based on achievement of objectives and anticipated long-term stock-based compensation incentive (in the form of appreciation in shares underlying stock options) varies depending on the officer’s position level, but is always heavily weighted toward annual bonus and long-term stock-based compensation, as we believe that best aligns our executive officers’ interests with that of our stockholders. The Compensation Committee believes that the compensation of executives who set the overall strategy for the business and have the greatest ability to execute that strategy should be largely performance-based. Consequently, at least 50% of the target cash compensation of our Chief Executive Officer, 42.9% of the target cash compensation of our Executive Vice Presidents and 33.3% of the target cash compensation of our Senior Vice Presidents is based on overall company performance. These percentages are derived from industry data provided by Radford.
     Base Salary: Base salaries for our executives are established based on the scope of their responsibilities, taking into account market compensation paid by comparable companies for equivalent positions. Base salaries are reviewed on an annual basis and any increases are similar in scope to our overall corporate salary increase. For comparison purposes, we have utilized compensation survey data from Radford. Our philosophy is to target executive base salaries near the median range of salaries for executives in equivalent positions at comparable companies. We believe targeting executive salaries at the median relative to comparable companies reflects our best efforts to ensure we are neither overpaying nor underpaying our executives.

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     Annual Cash Incentive: Our executive cash incentive compensation plan typically provides for a cash bonus award, payable once per year, that is dependent, in part, upon attaining stated corporate objectives for the prior fiscal year. The goal of our executive cash incentive compensation plan is to reward executives in a manner that is commensurate with the level of achievement of certain financial and strategic goals that we believe, if attained, result in greater long-term shareholder value. The Compensation Committee approves these financial and strategic goals on an annual basis. These financial and strategic goals typically have a one-year time horizon. During 2008, the relevant performance goals were based on revenues, gross margin percentage, profit margin and asset utilization. The Compensation Committee and management use these factors because they are easy to measure and compare to comparable companies and because they are reflective of success and growth in our business and the creation of long-term stockholder value.
     For each performance factor, the Compensation Committee assigns four different percentage payout levels (in 2008, 0%, 10%, 25% or 35%), depending on Endwave’s financial performance. Therefore, the performance factor multiplier can range from 0% if Endwave does not attain any of its performance goals to 140% if Endwave achieves its highest targets on all four performance goals. This performance multiplier is then multiplied by the executive officer’s target (100% of base salary for our Chief Executive Officer, 75% of base salary for our Executive Vice Presidents and 50% for Senior Vice Presidents), deriving the maximum bonus awards achievable of 140% of base salary for our Chief Executive Officer, 105% of base salary for our Executive Vice Presidents and 70% of base salary for Senior Vice Presidents. An officer’s bonus may be increased or decreased in the discretion of the Compensation Committee, to take into account any factors the Compensation Committee deems relevant, such as superior or sub-par performance by a particular executive officer or to take into account particular factors affecting Endwave’s business for the year that distorted the Company’s financial performance.
     As discussed above, each executive officer’s annual cash incentive payment is dependent on the degree of achievement with regard to each performance goal and is subject to discretionary adjustment by the Compensation Committee. These performance goals are established so that target attainment is not assured and the attainment of payment for performance requires significant effort on the part of our executives. Our Compensation Committee establishes relevant performance metrics under the Executive Incentive Plan that it believes range from realistic to very difficult in terms of management’s ability to achieve the corresponding payout levels. Typically, the relevant performance metrics for the current year are based on significant improvement in performance over the prior year’s actual results.
     Based on Endwave’s financial performance and an analysis of each executive officer’s contributions in 2008, the Compensation Committee determined payment of 2008 annual bonuses of 20% of base salary for our Chief Executive Officer, 15% of base salary for our Executive Vice Presidents and 10% of base salary for our Senior Vice Presidents. The value of the annual bonuses paid to our named executive officers is reflected in the Summary Compensation Table below. For 2009, the Compensation Committee has recommended that no bonuses be paid to named executive officers.
     Stock Options: We believe that stock ownership is an important factor in aligning corporate and individual goals. Therefore, we utilize stock options to encourage long-term performance, with excellent corporate performance (as manifested in our common stock price) and extended officer tenure producing potentially significant value. Upon joining Endwave, executive officers receive an initial stock option grant. This grant is based on relevant industry comparisons including data from Radford and is intended to be commensurate with the experience level and scope of responsibilities of the incoming executive officer. In addition, all executive officers receive annual option grants. On an annual basis, the Compensation Committee reviews with the Board the percentage ownership of Endwave held by employees and compares that to the employee ownership of comparable companies. The Compensation Committee uses this metric because it is easy to measure and compare to comparable companies. Based on its review, the Compensation Committee approves an annual grant. For 2008, the aggregate annual grant to all employees was approximately 4% of fully-diluted shares.
     All option grants are approved by the Compensation Committee at Endwave’s regular quarterly Board of Directors meeting. The options are approved so that the grant date is three days after the release of our financial results for the preceding quarter. The exercise price for option awards is determined as the closing price on the day prior to grant. As permitted under U.S. generally accepted accounting principles, Endwave has historically

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determined fair market value under its stock option plans based upon the closing market price as reported by the NASDAQ Global Market for the day preceding the date of grant.
     Other Benefits: Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability, and accidental death and dismemberment insurance, our 401(k) plan and our Employee Stock Purchase Plan (“ESPP”). During 2008, we made group life insurance payments as reflected in the Summary Compensation Table below. We do not maintain any pension plan, retirement benefit or deferred compensation arrangements other than our 401(k) plan. Endwave currently has a program applicable to all of its 401(k) plan participants under which it matches 50% of employee contributions up to a maximum of 4% of base salary.
Chief Executive Officer Compensation
     In general, the factors utilized in determining Mr. Keible’s compensation were similar to those applied to the other executive officers in the manner described in the preceding paragraphs. A significant percentage of his potential compensation was, and continues to be, subject to consistent, positive, long-term company performance. Based on a review of the above mix of factors, for 2008, the Compensation Committee granted to Mr. Keible compensation as detailed in the Summary Compensation Table below. Based on these figures, over 70% of Mr. Keible’s total compensation (measured according to the Summary Compensation Table and reflecting the Estimated Possible Target Payout as discussed in the Grants of Plan-Based Awards Table) was based on variable components such as performance-based cash bonus and stock options.
Employment, Severance and Change in Control Agreements
     We believe that the retention of our executive officers is critical to our business. Given the competitive nature of the technology industry, the demand for experienced executives is high. Moreover, the level of involuntary terminations of executives in the technology industry is high. In order to encourage our key employees to remain with Endwave, our board of directors has established and maintains our Executive Officer Severance and Retention Plan. Our Chief Executive Officer, Executive Vice Presidents and Senior Vice Presidents participate in the Executive Officer and Retention Plan.
     Executive Officer Severance and Retention Plan Assuming No Change of Control: Under the Executive Officer Severance and Retention Plan, if a participating executive officer is terminated without cause, or resigns for certain specified reasons constituting constructive termination, the executive officer will receive (i) salary and benefits continuation based on the executive officer’s position and length of service with us and (ii) acceleration of vesting on the unvested portion of some of the executive officer’s stock options, based on the officer’s position and length of service with us. In the case of the Chief Executive Officer, the salary and benefits continuation period will be equal to the greater of two months for every year of service to us, or a total of 12 months, if the termination of employment does not occur in connection with, or within six months after, a change in control transaction. In the case of an Executive Vice President, the salary and benefits continuation will be equal to the greater of 1.5 months for every year of service to us, or a total of nine months, if the termination of employment does not occur in connection with, or within six months after, a change in control transaction. The Executive Officer Severance and Retention Plan does not provide for any benefits for Senior Vice Presidents in the absence of a change of control.
Potential 2008 Severance and Retention Benefits Assuming No Change of Control
     The following table shows the potential payout to our Chief Executive Officer and Executive Vice Presidents assuming termination does not occur in connection with, or within six months after, a change of control. The analysis assumes the employees were terminated without cause on December 31, 2008:

		COBRA	Option	Total
Name	Salary (1)	Benefits (2)	Awards (3)	Benefit

Edward A. Keible, Jr.	$900,667	$31,769	$0	$932,436
John J. Mikulsky	$423,000	$29,269	$0	$452,269
Brett W. Wallace (4)	$188,250	$14,635	$0	$202,885

21.

(1)	Reflects 2 months salary for each full year of employment for Mr. Keible (28 months total), 1.5 months salary for each full year of employment for Mr. Mikulsky (18 months total) and 9 months salary for Mr. Wallace.

(2)	Reflects 2 months coverage for each full year of employment for Mr. Keible (28 months total), 1.5 months coverage for each full year of employment for Mr. Mikulsky (18 months total) and 9 months coverage for Mr. Wallace.

(3)	Reflects value of options accelerated in the event of termination without cause without a change of control. Since the closing price of Endwave’s common stock on December 31, 2008, was less than the exercise price of the options that would have been accelerated under the Severance and Retention Plan, the value of shares as to which vesting would have been accelerated is assumed to be zero.

(4)	Mr. Wallace is expected to cease serving as Endwave’s Chief Financial Officer on June 26, 2009 and Mr. Curt P. Sacks, Endwave’s current Vice President, Finance and Corporate Controller, will be promoted to Senior Vice President and Chief Financial Officer. Mr. Sacks will be eligible to participate in Endwave’s Executive Severance and Retention Plan upon his promotion to Senior Vice President and Chief Financial Officer. In connection with Mr. Wallace’s departure, he will receive the severance benefits set forth above.
     Executive Officer Severance and Retention Plan Assuming a Change of Control: Under the Executive Officer Severance and Retention Plan, if an executive officer is terminated without cause, or resigns for certain specified reasons constituting constructive termination, the executive officer will receive (i) salary and benefits continuation based on the executive officer’s position and length of service with us and (ii) acceleration of vesting on the unvested portion of some of the executive officer’s stock options, based on the officer’s position and length of service with us. The Compensation Committee believes that it is in the best interests of stockholders if our executive officers are able to focus on our business during both strong and weak business cycles without being distracted by the near-term financial impact that a potential termination of employment might have on them personally. Under the circumstances set forth above, subject to certain exceptions, an executive officer will vest as if the executive officer had remained employed by Endwave for twice the salary continuation period described above. Upon the closing of a change in control transaction, each executive officer will receive this same amount of acceleration of vesting even if his or her employment is not terminated. However, if an executive officer’s employment is terminated by us without cause or by the executive officer for certain specified reasons in connection with, or within six months after, the change in control transaction, the executive officer will receive salary continuation for twice the period that would have applied had such termination not occurred in connection with a change in control, and additional accelerated vesting in the same amount as provided when termination does not occur in connection with a change in control transaction. The Compensation Committee believes it is in the best interests of stockholders if our executive officers are able to evaluate the potential merits of a change-of-control transaction objectively without being distracted by the potentially adverse personal impact on themselves. The Compensation Committee believes that the total potential value of all change of control agreements with our executive officers is not disproportionate to the overall market value of Endwave.

22.

Potential 2008 Severance and Retention Benefits Assuming a Change of Control
     The following table shows the potential payout to named executive officers under our Executive Officer Severance and Retention Plan assuming termination occurs in connection with, or within six months after, a change of control. The analysis assumes the employees were terminated without cause on December 31, 2008:

		COBRA	Option	Total
Name	Salary (1)	Benefits (2)	Awards (3)	Benefit

Edward A. Keible, Jr.	$1,801,333	$31,769	$0	$1,833,102
John J. Mikulsky	$846,000	$29,269	$0	$875,269
Brett W. Wallace (4)	$376,500	$14,635	$0	$391,135
David M. Hall (5)	$90,769	$4,813	$0	$95,582
Steven F. Layton	$132,308	$13,008	$0	$145,316
Daniel P. Teuthorn	$140,923	$11,086	$0	$152,009

(1)	Reflects 4 months salary for each full year of employment for Mr. Keible (56 months total), 3.0 months salary for each full year of employment for Mr. Mikulsky (36 months total), 18 months salary for Mr. Wallace, 20 weeks salary for Mr. Hall, and 32 weeks salary for Messrs. Layton and Teuthorn.

(2)	Reflects 2 months coverage for each full year of employment for Mr. Keible (28 months total), 1.5 months coverage for each full year of employment for Mr. Mikulsky (18 months total), 9 months coverage for Mr. Wallace, 20 weeks for Mr. Hall, and 32 weeks for Messrs. Layton and Teuthorn.

(3)	Reflects value of options accelerated in the event of termination without cause in connection with a change of control. Since the closing price of Endwave’s common stock on December 31, 2008, was less than the exercise price of the options that would have been accelerated under the Severance and Retention Plan, the value of shares as to which vesting would have been accelerated is assumed to be zero.

(4)	Mr. Wallace is expected to cease serving as Endwave’s Chief Financial Officer on June 26, 2009.

(5)	On May 15, 2009, in connection with the acquisition by Microsemi, Inc. of our defense and security business, Mr. Hall ceased serving as our Senior Vice President and General Manager, Defense and Security and joined Microsemi, Inc.
Named Executive Officer Compensation
     The following table provides information regarding all plan and non-plan compensation awarded to, earned by or paid to our chief executive officer, our chief financial officer, each of our other executive officers serving as such at the end of 2008 for all services rendered in all capacities to us during 2006, 2007 and 2008. We refer to these executive officers as our named executive officers.

23.

Summary Compensation Table

					Non-Equity
				Option	Incentive Plan	All Other	Total
Name and Principal Position	Year	Salary	Bonus	Awards	Compensation	Compensation	Compensation
	(1)	(2)	(3)	(4)	(5)	(6)	(7)
Edward A. Keible, Jr.	2008	$384,615	—	$533,938	$77,200	$9,492	$1,005,245
President and Chief Executive Officer	2007	$371,923	$1,741	$570,948	$0	$11,827	$956,439
	2006	$325,631	—	$431,546	$178,000	$10,089	$945,266

John J. Mikulsky	2008	$280,385	—	$232,252	$42,300	$7,287	$562,224
Chief Operating Officer	2007	$266,154	—	$234,746	$0	$5,773	$506,673
and Executive Vice President	2006	$250,846	—	$190,347	$94,500	$7,267	$542,960

Brett W. Wallace (8)	2008	$249,269	—	$261,438	$37,600	$6,324	$554,631
Chief Financial Officer	2007	$233,000	—	$351,127	$0	$2,785	$586,912
and Executive Vice President	2006	$170,038	—	$349,168	$65,625	$315	$585,146

David M. Hall (9)	2008	$235,192	—	$185,441	$23,600	$6,384	$450,617
Senior Vice President	2007	$227,961	—	$272,262	$0	$4,971	$505,194
General Manager, Defense and Security

Steven F. Layton	2008	$213,731	—	$116,318	$21,500	$5,492	$357,041
Senior Vice President	2007	$201,808	—	$119,767	$0	$55,903	$377,478
General Manager, Telecom

Daniel F. Teuthorn	2008	$227,731	—	$106,878	$22,900	$86,921	$444,430
Senior Vice President	2007	$216,039	—	$119,715	$0	$57,172	$392,926
General Manager, Technology

(1)	Messrs. Hall, Layton and Teuthorn were promoted to executive officer positions in February 2007; therefore, data for 2006 is not reported.

(2)	The amounts in this column include any salary contributed by the named executive officer to our 401(k) plan.

(3)	Reflects cash bonus paid to Mr. Keible for the award of a patent. Any bonus amounts paid under our non-equity incentive plan are included in the “Non-Equity Incentive Plan Compensation” column.

(4)	The amounts included in the “Option Awards” column represent the compensation cost recognized by Endwave related to stock option awards to named executive officers, computed in accordance with SFAS No. 123(R). For purposes of this table, the value excludes the impact of estimated forfeitures. For a discussion of other valuation assumptions, see Note 7 to our consolidated financial statements included elsewhere in this report.

(5)	The amounts in this column represent total performance-based bonuses earned for services rendered during the fiscal year.

(6)	All Other Compensation represents group insurance payments, 401(k) employer matching contributions and educational reimbursement payments made by Endwave. Other Compensation for Mr. Teuthorn included educational reimbursement of $81,123 in 2008 and $52,459 in 2007.

(7)	The dollar value in this column for each named executive officer represents the sum of all compensation reflected in the preceding columns.

(8)	Mr. Wallace is expected to cease serving as Endwave’s Chief Financial Officer on June 26, 2009. Mr. Wallace joined Endwave on March 1, 2006, as Executive Vice President. He was promoted to Chief Financial Officer on April 25, 2006. Mr. Wallace’s annual salary for 2006 was $210,000.

(9)	Mr. Hall ceased serving as our Senior Vice President and General Manager, Defense and Security on May 15, 2009.

24.

     The following table provides information with regard to potential cash bonuses paid or payable in 2008 under our performance-based, non-equity incentive plan, and with regard to stock options granted to each named executive officer during 2008. During 2008, Endwave offered to exchange certain fully-vested out-of-the-money options for new options with a four-year vesting period and an exercise price based on the prevailing per share price of our common stock. All Endwave employees including executive officers and non-executive directors were offered the opportunity to exchange options with exercise prices at or above $21.47 per share for these newly-issued options. The Compensation Committee took this action with the intent of aligning our employees’ interests with our stockholders’ interests and fostering employee retention. Believing that these out-of-the-money options no longer provided the long-term incentive and retention objectives that they were intended to provide, the exchange offer addressed this situation by providing employees with an opportunity to exchange eligible option grants for new option grants. This exchange offer was completed on February 6, 2008. The table below reflects options that were granted as part of this exchange offer as well as annual options grants for 2008. Other than the options awards noted below, there were no other stock awards granted during 2008.
Grants of Plan-Based Awards in Fiscal 2008 (1)

							Grant Date
					All Other Option	Exercise	Closing Market
		Estimated Possible Payouts			Awards: Number	or Base	Price of	Grant Date
		Under Non-Equity Incentive			of Securities	Price of	Securities	Fair Value of
		Plan Awards			Underlying	Option	Underlying	Stock and
	Grant	Threshold	Target	Maximum	Options	Awards	Option	Option Awards
Name	Date	($)	($)	($)	(#)	($/Sh)	($/Sh) (1)	($) (2)
Edward A. Keible, Jr.	2/8/08	$0	$386,000	$540,400	170,313	$6.59	$6.62	$468,699
John J. Mikulsky	2/8/08	$0	$211,500	$296,100	85,000	$6.59	$6.62	$222,316
Brett W. Wallace	2/8/08	$0	$188,250	$263,550	40,000	$6.59	$6.62	$134,128
David M. Hall	2/8/08	$0	$118,000	$165,200	20,000	$6.59	$6.62	$67,064
Steven F. Layton	2/8/08	$0	$107,500	$150,500	42,500	$6.59	$6.62	$111,158
Daniel P. Teuthorn	2/8/08	$0	$114,500	$160,300	34,063	$6.59	$6.62	$93,540

(1)	The exercise price for option awards is determined as the closing price on the day prior to grant. Therefore, the grant date closing price of the security underlying the option can differ materially, positively or negatively, from the exercise price of the option award.

(2)	Each option vests as to 1/8 of the shares of common stock underlying it on the six month anniversary of the grant date, with the remaining seven-eighths of the grant vesting in equal quarterly installments over the remaining four-year vesting period. For the purposes of this table, the value excludes the impact of estimated forfeitures. For a discussion of other valuation assumptions, see Note 8 to our consolidated financial statements.
     The following table provides information regarding each unexercised stock option held by each of our named executive officers as of December 31, 2008. Other than stock options as noted, there were no other stock awards outstanding at December 31, 2008.

25.

Outstanding Equity Awards at December 31, 2008

	Number of Securities
	Underlying			Option	Option
	Unexercised Options(1)(2)			Exercise	Expiration
Name and Principal Position	Exercisable		Unexercisable	Price	Date
Edward A. Keible, Jr.	75,000		0	$9.77	2/6/2016
	37,500		0	$10.20	8/2/2014
	42,500		0	$10.22	2/2/2014
	32,813	(3)	0	$6.59	2/7/2018
	37,500	(3)	0	$6.59	2/7/2018
	100,000		0	$13.23	2/11/2017
	1,000		0	$13.23	2/11/2017
	100,000		0	$6.59	2/7/2018
John J. Mikulsky	5,860		0	$1.17	1/30/2013
	13,894		0	$1.93	6/5/2013
	30,000		0	$9.77	2/6/2016
	15,000		0	$10.20	8/2/2014
	25,000		0	$10.22	2/2/2014
	4,923		0	$11.75	1/5/2011
	15,000	(3)	0	$6.59	2/7/2018
	30,000	(3)	0	$6.59	2/7/2018
	40,000		0	$13.23	2/11/2017
	40,000		0	$6.59	2/7/2018
Brett W. Wallace	120,000		0	$9.32	2/29/2016
	40,000		0	$13.23	2/11/2017
	40,000		0	$6.59	2/7/2018
David M. Hall	80,000		0	$12.90	10/19/2015
	15,000		0	$9.77	2/6/2016
	20,000		0	$13.23	2/11/2017
	20,000		0	$6.59	2/7/2018
Steven F. Layton	1,351		0	$1.17	1/30/2013
	11,723		0	$1.93	6/5/2013
	15,000		0	$9.77	2/6/2016
	15,000	(3)	0	$6.59	2/7/2018
	8,750		0	$10.20	8/2/2014
	18,000		0	$10.22	2/2/2014
	7,500	(3)	0	$6.59	2/7/2018
	20,000		0	$13.23	2/11/2017
	20,000		0	$6.59	2/7/2018
Daniel P. Teuthorn	938		0	$1.17	1/30/2013
	15,000		0	$9.77	2/6/2016
	7,500		0	$10.20	8/2/2014
	15,000		0	$10.22	2/2/2014
	6,563	(3)	0	$6.59	2/7/2018
	7,500	(3)	0	$6.59	2/7/2018
	20,000		0	$13.23	2/11/2017
	20,000		0	$6.59	2/7/2018

(1)	Each option vests as to 1/8 of the shares of common stock underlying it on the six month anniversary of the grant date, with the remaining seven-eighths of the grant vesting in equal quarterly installments over the remaining four-year vesting period. Each option expires ten years after the date of grant or, if earlier, three months after termination of employment in most cases.

(2)	All options described in the above table are reflected as exercisable because all options granted to our executive officers have an “early exercise” feature that allows optionees to exercise unvested options, subject to our right to repurchase the unvested shares at cost upon the optionee’s termination of employment. Options unvested as of December 31, 2008 are as follows: Keible, 218,633; Mikulsky, 100,939; Wallace, 92,500; Hall, 52,189; Layton, 50,471; and Teuthorn, 43,617.

26.

(3)	This option was replaced in our 2008 option exchange program for an option exercisable for the same number of shares but with an exercise price per share of $6.59. As required by such program, the new option vests over four years beginning in February 2008.
2008 Option Exercises
     There were no stock options exercised by our named executive officers during 2008.
     Compensation of Non-Employee Directors
     The following table provides information regarding compensation paid to our non-employee directors who served on our board as of December 31, 2008.

	Fees Paid	Option	Total
Name	In Cash	Awards	Compensation
		(1)

Edward C.V. Winn, Chairman	$44,000	$48,065	$92,065
Joseph J. Lazzara	$34,000	$34,664	$68,664
John F. McGrath	$41,000	$51,573	$92,573
Wade Meyercord	$33,000	$35,704	$68,704
Eric D. Stonestrom	$28,000	$60,313	$88,313

(1)	The amounts included in the “Option Awards” column represent the compensation cost recognized by Endwave in 2008 related to stock option awards to each member of our Board of Directors, computed in accordance with SFAS No. 123(R). For purposes of this table, the value excludes the impact of estimated forfeitures. For a discussion of other valuation assumptions, see Note 7 to our consolidated financial statements.
     At its January 2009 meeting, the Compensation Committee completed its annual review of cash and equity compensation of the board. The Compensation Committee reviewed the cash and equity board compensation paid by a set of technology companies with revenues and market capitalization similar to those of Endwave. The Compensation Committee recommended to the full Board of Directors that cash compensation remain unchanged from 2008 and the Board of Directors approved. The levels of cash compensation shown below were reviewed and approved based on projected current median pay levels of the peer group. The members of the Board of Directors are also eligible for reimbursement for travel expenses incurred in connection with attendance at Board of Directors and committee meetings in accordance with Endwave company policy.
Board Membership Fees Payable to Non-Employee Directors

Non-Employee Director Annual Retainer	$25,000
Board Chair Annual Retainer	$10,000
Audit Committee Chair Annual Retainer	$16,000
Audit Committee Member Annual Retainer	$6,000
Compensation Committee Chair Annual Retainer	$8,000
Compensation Committee Member Annual Retainer	$3,000
Nominating and Governance Committee Chair Annual Retainer	$3,000
Nominating and Governance Committee Member Annual Retainer	$0
Board Meeting Fee	$0
Committee Meeting Fee	$0
     Non-employee directors are eligible to receive automatic option grants made under our Company’s 2000 Non-Employee Director Plan and our Company’s 2007 Equity Incentive Plan. Pursuant to these plans, each non-employee director is granted an option, referred to as an initial option, to purchase 20,000 shares of common stock automatically upon his or her initial election or appointment to the Board of Directors. Each non-employee director is also granted an option, referred to as an annual option, to purchase an additional 10,000 shares of common stock each year after his or her election or appointment to the Board of Directors. Such annual option is typically granted on May 1. In either case, if any non-employee director has not served in that capacity for the entire period since the preceding grant date, then the number of shares subject to the annual grant will be reduced, pro rata, for each full

27.

quarter the director did not serve during the previous period. All such options expire after ten years and have an exercise price equal to the fair market value on the date of grant. All initial options vest over four years at the rate of 1/48 of the total option shares per month. Annual options granted after February 2008 vest over one year at the rate of 1/12 of the total option shares per month. Our Company’s non-employee directors are also eligible to participate in our Company’s 2007 Equity Incentive Plan on a discretionary basis. No discretionary awards were made to non-employee directors during 2008.
Compensation Committee Interlocks and Insider Participation
     As noted above, our Compensation Committee consists of Messrs. Meyercord, Lazzara, Stonestrom and Winn. During fiscal year 2008, we had no business with any of the entities represented by, or affiliated with, these directors.
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS1
     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis, or CD&A, contained in this report. Based on this review and discussion, the Compensation Committee has recommended to our board of directors that the CD&A be included in this report.

Compensation Committee Mr. Wade Meyercord (Chairperson) Mr. Joseph Lazzara Mr. Eric Stonestrom Mr. Edward C.V. Winn

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

28.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Indemnification
          Our bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the extent not prohibited by Delaware law. The bylaws also require us to advance litigation expenses in the case of stockholder derivative actions or other actions. The indemnified party must repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.
Related-Person Transactions Policy and Procedures
          We have a corporate policy with regard to our policies and procedures for the identification, review, consideration and approval or ratification of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Endwave and any “related person” are participants involving an amount that exceeds $5,000. Transactions involving compensation for services provided to Endwave as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons. This policy is not currently in writing but instead is dictated by principles of Delaware corporate law as in effect at the time and the discharge of our directors’ fiduciary duties to Endwave.
          In the event any transaction in which we propose to engage is a related-person transaction, our management must present information regarding the proposed related-person transaction to the disinterested non-employee members of our board of directors for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to Endwave of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and significant stockholders. In considering related-person transactions, the disinterested non-employee members of the board take into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to Endwave, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the disinterested non-employee members of the board look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of Endwave and its stockholders, as determined in the good faith exercise of such directors’ discretion.

29.

Householding of Proxy Materials
          The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials or notices of internet availability of proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of materials or notice addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
          This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single set of materials or notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of materials or notice, please notify your broker. If you are subject to “householding” and wish to receive a separate set of materials or notice, direct your written request to Endwave Corporation, Attn: Curt Sacks, Corporate Secretary, 130 Baytech Drive, San Jose, California 95134 or contact Mr. Sacks at 408-522-3100. Stockholders who currently receive multiple copies of the set of materials or notice at their addresses and would like to request “householding” of their communications should contact their brokers.
Other Matters
          The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Curt P. Sacks
Corporate Secretary

June 8, 2009
     Our Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2008 is included is these proxy materials. Additional copies of our Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2008 are available without charge upon written request to Investor Relations, Endwave Corporation, 130 Baytech Drive, San Jose, California 95134.

30.

PROXY
ENDWAVE CORPORATION
PROXY SOLICITED BY THE BOARD OF DIRECTORS
For The Annual Meeting of Stockholders
To be held July 22, 2009
The undersigned hereby appoints Edward A. Keible, Jr. and Curt P. Sacks, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Endwave Corporation, which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Endwave Corporation to be held at the corporate headquarters of Endwave Corporation at 130 Baytech Drive, San Jose, California, on Wednesday July 22, 2009 at 8:00 am PDT, and at any and all postponements, continuations and adjournments thereof with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.
PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.
(continued on reverse side)

A. Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1. To elect the two directors listed below to hold office until the 2012 Annual Meeting of Stockholders.
Edward A. Keible, Jr.                             Edward C.V. Winn

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For all EXCEPT — to withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain

2.	To ratify the selection by the Audit Committee of the Board of Directors of Burr, Pilger & Mayer LLP as independent registered public accounting firm of Endwave Corporation for its fiscal year ending December 31, 2009.	☐	☐	☐
B. Non-Voting Items
Change of Address — please print new address below.

C. Authorized Signatures — This section must be completed for your instructions to be executed. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Join owners should each sign. When signing as an attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Dated:                              ,